Exhibit 10.8

BCM

CONFIDENTIAL

March 7, 2014

Audra Stinchcomb, Ph.D.

Chief Executive Officer

AllTranz Inc.

900 South Limestone Street, Room 459

Lexington, Kentucky 40536

Re:                             Engagement with Broadband Capital Management LLC

Dear Dr. Stinchcomb:

This letter confirms the terms upon which Broadband Capital Management LLC (“BCM”) is engaged by AllTranz Inc. (the “Company”) as exclusive placement agent with respect to the private placement that it is contemplating.

1.                                      Engagement of BCM; Offering Documents.

a.                                      The Company hereby engages BCM as its exclusive agent on a “best efforts” basis in connection with the proposed private placement (the “Offering”) of equity or equity-linked securities of the Company (the “Securities”) to: (i) recapitalize the Company by purchasing existing issued and outstanding Series A Preferred Stock and Series B Preferred Stock, Subordinated Convertible Promissory Notes (as amended) and certain shares of common stock from current equity holders and (ii) provide additional working capital to the Company.  The recapitalization will be in the amount of approximately $4.2 million and working capital will be in the amount of approximately $2.3 million for an aggregate Offering of approximately $6.5 million.

b.                                      BCM will also assist the Company in identifying prospective members of the Company’s Board of Directors and in retaining such persons in order to constitute a Board of Directors reasonably acceptable to both BCM and the Company.

c.                                       The Offering will be made by private placement documents, including any amendments and supplements thereto (the “Documents”), which the Company will prepare with BCM’s assistance.  BCM will consult with the Company in planning the Offering and review with the Company and its counsel all preliminary and final revisions of the Documents and subscription documents.

2.                                      Placement Fee.  As compensation for BCM’s services, the Company will provide the following to BCM:

a.                                      At the closing of the Offering, the Company will issue common stock to BCM equal to ten percent (10%) of the fully-diluted common stock outstanding, on an as converted basis to be structured in a tax-efficient manner.

b.                                      For two (2) years from the closing of the Offering, BCM shall also be paid ten percent (10%) of the gross proceeds raised, in cash or stock (at the sole discretion of BCM) from any other financing arranged with any investors who were contacted by BCM during the term of this engagement, or any other person or entity introduced by those investors.  In addition, for two (2) years from the closing of the Offering, if any shareholders determine to participate in the Offering or sell any of their interests in the Company to investors contacted by BCM during the term of the engagement or any other person or entity introduced by those investors, the Company will cause them to become parties to this agreement or be responsible for payment of fees to BCM according to the foregoing commission schedule for all sales by such shareholders.  For the purposes hereof, if BCM chooses to be paid in stock pursuant to this paragraph, the price per share shall be equal to the price paid by the investor(s), on an as-converted basis, in such financing.

c.                                       The foregoing fees will not be reduced by any obligation that the Company may have to any other broker or finder.

3.                                      Investors; Closing.

a.                                      It is contemplated that investors will be persons who qualify as accredited investors under Regulation D of the Securities Act of 1933, as amended (the “Act”).  BCM will work with the Company in identifying potential investors and will use its best efforts to assist in arranging sales of the Securities to investors.

b.                                      The final closing of the Offering is anticipated to be on or before June 6, 2014, which is 90 days from the date of this agreement, with a minimum of $1 million funded prior to May 1, 2014.  The Company may in its discretion postpone, modify or abandon the Offering prior to closing.

4.                                      Representations and Warranties of the Company.  The Company represents, warrants and agrees as follows:

a.                                      The Securities will be offered and sold in compliance with the requirements for the exemption from registration pursuant to Regulation D and with all other securities laws and regulations, including, with respect to offers of the Securities by the Company other than through BCM, blue sky laws; and compliance with blue sky laws for all sales of the Securities.  The Documents will contain all information required to be furnished to investors under Regulation D and will not contain any untrue statement of material fact or omit to state a material fact required to be stated in the Documents or necessary to make the statements therein not misleading.

b.                                      The Company will not, for a period of six (6) months following the final closing date of the Offering, offer for sale or sell any securities unless, in the opinion of its counsel, concurred in by counsel to BCM, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under applicable federal and local securities laws with respect to the Offering.

c.                                       The Company has all necessary approvals and authorizations to enter into this agreement, the execution of this agreement will not violate the Company’s certificate of incorporation or bylaws or the terms and conditions of any other agreement to which the Company is a party and the officer signing below is duly authorized to execute this agreement on behalf of the Company and upon execution it shall be binding against the Company and in full force and effect.

d.                                      Unless BCM has notified the Company in writing of its decision not to participate, the Company will not (i) offer any Securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, other than through BCM, or (ii) engage in any discussions with any person other than representatives of BCM for the purpose of engaging, or considering the engagement of, such person as a finder or broker in connection with the sale by the Company of the Securities.  Any other such activities shall be subject to BCM’s consent and BCM shall not have any responsibility to the Company or potential or actual investors with respect to any such activities.

e.                                       That BCM (i) will use and rely primarily on the information provided to it by the Company and on information available from generally recognized public sources in performing its services under this agreement without having assumed responsibility for independently verifying such information, (ii) does not assume responsibility for the accuracy, completeness or reasonableness of such information and other information, other than information prepared or delivered by it, and (iii) will not make an appraisal of any assets or liabilities (contingent or otherwise) of the Company.  The information to be furnished by the Company or on its behalf, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading.  The Company will promptly notify BCM if it becomes aware of any material inaccuracy or misstatement in, or material omission from, any information previously delivered to BCM.

f.                                        The Company is a sophisticated business enterprise and BCM has been retained pursuant to this agreement to act as exclusive placement agent to the Company solely with respect to the matters set forth herein.

5.                                      Obligations of the Company.

a.                                      The Company will make available to BCM all documents and other information as reasonably requested.

b.                                      The Company will be responsible for updating and supplementing the Documents prior to any closing of the Offering as required.

c.                                       The Company will, at the closing, furnish BCM with the same favorable opinion of its counsel as is furnished to the investors, together with a letter from such counsel that BCM may rely on such opinion as if directed to BCM, and BCM shall be deemed to be a third party beneficiary of any such opinion.  In addition, at the closing, the Company will provide BCM with the same certificates of the officers of the Company as are furnished to the investors and such other certifications, opinions and documents as BCM or its counsel may deem appropriate, in form and substance satisfactory to BCM and its counsel, including any updates of the Company’s representations and warranties set forth below.

d.                                      The Company will also furnish to investors and to BCM quarterly and annual financial statements within ninety (90) days of the end of each quarter and year until the earlier of: (i) three (3) years from the closing of the Offering, or (ii) the Company commences filing quarterly and annual reports pursuant to the Securities Exchange Act of 1934.

e.                                       The Company will commit such time and other resources as necessary or appropriate to seek reasonable and timely success of the Offering.

6.                                      Expenses.  At the closing of the Offering, the Company will reimburse BCM for its due diligence, legal and other expenses in the amount of $250,000.

7.                                      Right of First Refusal.  If, during the term of this agreement or within two (2) years following its expiration or earlier termination, the Company decides to pursue any further mergers, acquisitions, asset sales or sales of equity or equity-linked securities, then it will engage BCM on BCM’s customary terms for such transactions and as specifically noted below.

a.                                      In a public offering of securities, BCM will have the right of first refusal to act as the sole book-running lead managing underwriter.  The selection of co-managers shall be at the Company’s sole discretion.  Any underwriting discounts or commissions earned by BCM as such lead manager shall be in addition to the fees contemplated under this agreement.  BCM shall be under no obligation to act as a manager or otherwise to underwrite or participate in any such public offering.

b.                                      With respect to a merger, acquisition, asset sale or similar transaction, BCM will have the right of first refusal to act as the exclusive financial advisor to the Company.  The Company will pay BCM two percent (2.0%) of the consideration involved in such transaction upon its consummation.

8.                                      BCM Obligations and Independence.

a.                                      BCM’s obligation to act as placement agent in connection with the Offering is subject to the following conditions: (i) standard business, legal and financial due diligence by BCM and its counsel, (ii) receipt of all of BCM’s internal committee approvals and (iii) there not having occurred any change, which, in the sole judgment of BCM would make it inadvisable or impracticable to proceed with the Offering.

b.                                      This agreement shall not give rise to any commitment by BCM to act as a principal in the Offering and BCM will have no authority to bind the Company.  Affiliates of BCM may invest in the Offering but any such decision and relationship is entirely independent of this agreement.  With the consent of the Company, BCM may retain other advisors or consultants to act on its behalf in connection with the Offering.

c.                                       BCM is an independent contractor to the Company and does not assume the responsibilities of a fiduciary to the Company or its shareholders in connection with the performance of any services hereunder.

d.                                      The Company also understands and acknowledges that BCM is a full-service securities firm and may from time to time provide financial advice to other entities in the same or other industries as the Company or to potential investors in the Offering.  This agreement will not in any way limit or restrict BCM’s activities in this or any other regard.

9.                                      Sub-Dealers.  BCM reserves the right to retain other FINRA broker-dealers to act as sub-agents on its behalf and to retain foreign representatives to act on its behalf for offers to non- United States persons (as defined under the Act).

10.                               Termination.  BCM’s engagement shall be for a minimum of 120 days from the date hereof (“Exclusivity Period”).  At any time after the Exclusivity Period, this engagement may be terminated by either of BCM or the Company upon thirty (30) days’ prior written notice.  Any early termination of this engagement will not affect the Company’s obligation to pay any fees or reimburse expenses due hereunder.  The provisions of this agreement regarding fees, expenses, subsequent merger transaction, future engagements and Exhibit A shall survive any termination or expiration of this agreement.

11.                               Confidentiality.  BCM will keep confidential and not disclose to any third party any confidential information of the Company made available to it and will use such confidential information only in connection with this engagement; provided, however, such confidential information shall not include any information (i) already in BCM’s possession prior to the date of its disclosure to, (ii) generally available to the public, or (iii) which becomes available to BCM on a non-confidential basis from a third party who is not known to BCM to be bound by a confidentiality obligation with respect to such information; and provided, further, that such confidential information may be disclosed (i) to its officers, members, employees, agents, advisors and representatives in connection with this engagement hereunder who shall be informed of the confidential nature of the information; (ii) to any person with the prior written consent of the Company, including to any prospective investors; or (iii) if, upon the advice of counsel, BCM is compelled to disclose such information.  The provisions of this paragraph shall survive for one (1) year after the expiration or termination of this agreement.

12.                               Indemnification.  BCM and the Company agree to the terms set forth in Exhibit A. which is incorporated by reference into this agreement and shall survive any termination or expiration of this agreement.  In the event that BCM or any of its employees, officers, affiliates or agents are requested or required to appear as a witness in any action in which the Company or an affiliate is a party, the Company will reimburse BCM for all expenses incurred by it in connection with such person’s preparation and appearance as a witness, including, without limitation, the reasonable fees and disbursements of BCM or such person’s legal counsel.

13.                               Announcements.  The Company agrees that BCM has the right to publicize its involvement in the Offering and may place “tombstones” at its expense describing its services hereunder.  If BCM requests, the Company will include a mutually acceptable reference to BCM in the press release or other public announcement by it regarding the Offering.

14.                               Notices.  All notices or communications hereunder will be in writing and mailed, delivered or sent by electronic mail to the parties at the addresses set forth on the first page of this agreement or as otherwise requested by the parties and to the attention of the signatories to this agreement.

15.                               Effect of Company Representations and Warranties.  The Company agrees that any representations and warranties made by it to any investor in the Offering shall be deemed also to be made to BCM for its benefit.  The representations, warranties and covenants of the Company set forth herein will remain in full force and effect regardless of any investigation made by or on behalf of BCM, any potential investor in an Offering or any other entity or persons and will survive the closing of the Offering.

16.                               Governing Law; Jurisdiction.  This agreement, including Exhibit A, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any principles of conflicts of law.  Each of BCM and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) waives any right to trial by jury in any action, claim, suit or proceeding and consents to personal jurisdiction and exclusive venue in the federal or state courts located in New York, New York with respect to our engagement under or actions in connection with this agreement.

17.                               Entire Agreement.  This agreement, together with Exhibit A hereto, contains the entire agreement between BCM and the Company concerning the engagement and supersedes any prior understanding or agreement.  This agreement does not specify all of the terms, conditions, representations and warranties, covenants and other provisions of the Offering that will be contained in the Documents.

18.                               Amendments: Separate Rights.  Any amendment or waiver of any right or obligation must be in writing signed by the party against whom it is sought to be enforced.  The rights and obligations the Company has or may have to BCM or any of BCM’s affiliates under any other agreement are separate from the Company’s rights and obligations under this agreement and will not be affected by BCM’s performance or failure to perform hereunder.

19.                               Successors and Assigns.  This agreement may not be assigned by the Company without the prior written consent of BCM.  The benefits of this agreement and Exhibit A shall inure to the respective successors and assigns of the parties to and persons indemnified under this agreement and their successors, assigns and representatives, and the obligations and liabilities assumed in this agreement and the attached indemnification shall be binding upon each party’s respective successors and assigns.

20.                               Counterparts.  For the convenience of the parties, this agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile or PDF signatures shall be deemed to be original signatures for all purposes hereunder.

21.                               Severability.  If a provision of this agreement is held invalid under any applicable law, such invalidity shall not affect any other provision of this agreement that can be given effect without the invalid provision.  Further, all terms and conditions of this agreement shall be deemed enforceable to the fullest extent permissible under applicable law, and when necessary, the court is requested to reform any and all terms and conditions to give them such effect.

22.                               Patriot Act.  BCM hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act. Pub. L. N 109-177 (Mar. 9, 2006) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company in a manner that satisfies the requirements of the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act.

[Signature page follows; Remainder of the page intentionally left blank.]

This agreement is effective as of the date first set forth above.  BCM thanks the Company for the opportunity to share in its business endeavors and is looking forward to a successful and mutually beneficial relationship.

Very truly yours,
BROADBAND MANAGEMENT LLC

		By:	/s/ Philip Wagenheim
		Name:	Philip Wagenheim
		Title:	Vice Chairman

Agreed and accepted as of the date first set forth above:

ALLTRANZ INC.

By:	/s/ Audra Stinchcomb, Ph.D.
Name:	Audra Stinchcomb, Ph.D.
Title:	Chief Executive Officer

Exhibit A

INDEMNIFICATION

(see attached)

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless BCM and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, BCM’s acting for the Company, including, without limitation, any act or omission by BCM in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and BCM to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by BCM of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of BCM by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): BCM, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder, except insofar as Company shall have been materially prejudiced by such delay.  Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall borne by the Company.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and Company counsel.  The Indemnified Parties shall cooperate with Company in any defense, except such matters in respect of which the Indemnified Parties counsel shall advise the Indemnified Parties that such cooperation would impair a defense available to the Indemnified Parties that is unavailable to Company.  The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent.  The Company shall not, without the prior written consent of BCM, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent: (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject: (i) in accordance with the relative benefits received by the Company and its stockholders, members, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.  The relative benefits received (or anticipated to be received) by the Company and its stockholders, members, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by BCM in connection with such transaction or transactions.  Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by BCM pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect.  The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.